EXHIBIT 3.83
Complete wording of the Articles of Association
of
SIG Combibloc Systems GmbH
with its registered office in Linnich

Section 1
Company and Registered Office
(1)	The name of the Company is:
SIG Combibloc Systems GmbH.
(2)	The Company has its registered office in Linnich.
Section 2
Purpose of the Business
The purpose of the Business is
a)	to develop new products, equipment, procedures, systems and to improve them significantly in the field of containers made of paper, card and plastic and of coated paper products and equipment, machinery and apparatus of all kinds, particularly shaping, filling and sealing equipment,
b)	industrial production, the purchase and sale of equipment, machinery and apparatus of all kinds, particularly of shaping, filling and sealing equipment and all associated services,
c)	and the performance of services — if not listed in a) or b) — for other companies in Germany or abroad and to hold equity investments in companies of all kinds in Germany or abroad.
The Company can conduct operations of all kinds that directly or indirectly serve the purpose of the Company; in particular it can also acquire existing operations of the same or a similar nature or invest in such operations of any form.
Section 3
Share Capital, Formation Expenses
(1)	The share capital of the Company amounts to
€1,000,000.00
(in words: one million euro).
(2)	The Company shall bear all formation expenses up to an amount of €15,338.76.
Section 4
(deleted without replacement by shareholder resolution of 19 September 2007)
Section 5
Withdrawal of Shares, Consolidation of Shares

(1)	The withdrawal of shares or portions thereof shall be permitted if
1.	approval is obtained from the shareholder concerned,

2.	they are the Company’s own shares.
(2)	On the request of a shareholder, several shares in his or her possession may be combined into one share if it is fully paid in. The consolidation shall take place by way of shareholder resolution.
Section 6
Management
(1)	The Company has one or several Managing Directors who are appointed and removed by way of shareholder resolution.
(2)	Entering into, amending and terminating employment contracts with Managing Directors shall be the responsibility of the shareholders or the Shareholders’ Meeting.
(3)	The Managing Directors must conduct the activities of the Company with care and diligence in accordance with the laws and the Articles of Association. They must comply with instructions issued by way of shareholder resolution.
(4)	If there are several Managing Directors, they must inform each other of all transactions that may be significant to the other Managing Directors. They must also discuss the implementation of all major measures.
(5)	If one of the Managing Directors objects to a measure of another Managing Director, the measure must be halted initially. If there are more than two Managing Directors, a Managing Director may request a majority vote of all Managing Directors calculated by way of headcount. If there are only two Managing Directors or a majority vote among the Managing Directors is not reached, a shareholder resolution shall have the final decision on the implementation of the measure if so requested by a Managing Director. The same shall apply to differences of opinion among the Managing Directors.
(6)	The Managing Directors may also establish Rules of Procedure by joint agreement and also divide the areas of business among themselves. This does not affect their responsibility for the business operations as a whole. Shareholder resolutions may establish Rules of Procedure or amend those created by the Managing Directors at any time.
(7)	All measures beyond the customary business operations of the Company require the approval of the Shareholders’ Meeting, who shall decide by way of shareholder resolution. The measures requiring approval may be defined more precisely by way of shareholder resolution.

Section 7
Representation
(1)	If there is only one Managing Director, he or she represents the Company alone. If there are several Managing Directors, each represents the Company jointly with one other Managing Director or a Prokurist (authorised signatory).
(2)	By way of shareholder resolution, all or individual Managing Directors may be granted sole right of representation and be exempted from restrictions of Section 181 of the Bürgerliches Gesetzbuch (BGB — German Civil Code).
Section 8
Shareholder Resolutions
(1)	The shareholders shall decide on all cases specified by law or by the Articles of Association.

(2)	Shareholder resolutions shall be adopted at meetings. A Shareholders’ Meeting is not required if all Shareholders agree in writing with the resolution to be adopted or with the written vote.

(3)	The Shareholders shall adopt their resolutions with a simple majority of votes cast, unless the Articles of Association or mandatory legal provisions determine otherwise.

(4)	Every €100.00 of a share confers one vote.

(5)	Insofar as no notarial certification is prescribed, the resolutions adopted shall be recorded in written form and signed by the shareholders present.
Section 9
Convening the Shareholders’ Meeting
(1)	The Shareholders’ Meeting shall be convened in cases determined by law or the Articles of Association and when the interests of the Company require.

(2)	The convening shall take place by means of written invitation of the shareholders including the meeting agenda from a Managing Director. There must be a period of at least 14 days between the date this letter is sent and the date of the meeting.
Section 10
Financial Year, Annual Financial Statements
(1)	The financial year of the Company shall be the calendar year.

(2)	The Managing Directors must prepare annual financial statements and a management report in line with the statutory requirements.

(3)	The Company’s annual financial statements and the management report must be audited by an auditor. The auditor shall be determined by means of shareholder resolution.

(4)	The Managing Directors shall present the annual financial statements and the management report as well as the audit report of the auditors on the audit carried out in accordance with Paragraph 3 to the shareholders without undue delay.

(5)	The annual financial statements shall be adopted by means of shareholder resolution.

(6)	If the Company is required to prepare consolidated financial statements and a consolidated management report, Paragraphs 2, 3 and 4 apply accordingly.
Section 11
Appropriation of Net Profit
(1)	The Managing Directors shall decide on the appropriation of net profit. Amounts may be transferred to other revenue reserves or carried forward as profit.

(2)	The amount for distribution shall be distributed among the shareholders proportional to their number of shares.
Section 12
Liquidation
In the case of the Company’s dissolution, the liquidation shall be carried out by the Managing Director or Directors insofar as other liquidators have not been appointed by way of shareholder resolution.
Section 13
Notices
If public notices are mandatory, they shall appear in the Bundesanzeiger (German Federal Gazette).